Exhibit 10.2

Execution

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 10, 2017 between DANIEL S. GOLDBERGER (the “Executive”) and MILESTONE SCIENTIFIC INC. (the “Company”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer; and

WHEREAS, the Executive desires be employed as the President and Chief Executive Officer of the Company; and

               WHEREAS, the parties desire, by this Agreement, to set forth the terms and conditions of the employment relationship between the Company and the Executive.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1.     Employment Term.     Subject to the terms and conditions hereof, the Company hereby employs the Executive and the Executive hereby accepts such employment for the three-year period (the “Employment Term”) commencing July 10, 2017 (the “Effective Date”) and ending July 10, 2020, unless the Employment Term is extended by mutual written agreement of the parties or terminated pursuant to Section [6] hereof.

2.     Duties and Responsibilities; Board Observer.

(a)     Duties and Responsibilities. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and such other senior executive positions consistent therewith as the Company’s Board of Directors (the “Board”) may determine. The Executive shall report to, and be subject to, the direction of the Board with such duties and responsibilities as are commensurate with his title and position. The Executive agrees to devote all his attention and time during normal business hours to the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities of his positions and to accomplish the goals and objectives of the Company as may be established by the Board. Notwithstanding the foregoing, the Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any respect with the performance of the Executive’s duties and responsibilities hereunder and, with respect to item (i) below, that such activity is pre-approved by the Board: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, provided that the Executive shall not serve on any board or committee of any corporation or other business which competes with the Company’s business; and (ii) make investments in businesses or enterprises and manage his personal investments; provided that with respect to such activities the Executive shall comply with any business conduct and ethics policy applicable to employees of the Company.

(b)     Board Observer. During the Employment Term, the Executive shall be invited to attend all meetings of the Board of Directors as a non-voting observer; provided, however, in the sole discretion of the Chairman of the Board, the Executive shall be excused from portions of meeting where matters are addressed that relate to or involve the Executive and, further provided, that the Executive shall not be entitled to attend executive sessions of the Board among the independent members of the Board. In the sole discretion of the Board, at such time as it deems appropriate, the Board may consider the appointment of the Executive to the Board.

3.      Compensation.

(a)     Base Compensation. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to base compensation, payable in cash, less any withholding required by law, at the rate of $300,000 per annum, payable in accordance with the Company’s normal payroll policy as in effect from time to time during the Employment Term (“Base Compensation”).

(b)     Bonus. For each calendar year during the Employment Term, the Executive shall be entitled to receive $400,000 in bonus compensation (or a pro rata portion thereof for a partial calendar year of employment) based upon the Company’s achievement of performance benchmarks periodically established by the Compensation Committee of the Board in consultation with the Executive (the “Bonus Compensation”). Bonus compensation, if any, shall be payable annually in arrears fifty (50%) percent in cash and fifty (50%) percent in shares of the Company’s common stock (“Common Stock”) valued at the average closing price of the Common Stock on the NYSE MKT, or such other market or exchange on which such shares are then traded, during the first fifteen (15) trading days of December of each calendar year during the Employment Term. With respect to any Bonus Compensation earned hereunder that is payable in cash, such cash amount shall be determined and paid on or before March 31 of the following year. With respect to any Bonus Compensation earned hereunder that is payable in shares of Common Stock (“Bonus Shares”), in addition to such Bonus Shares, the Executive shall be entitled to receive stock options to acquire twice the number of Bonus Shares earned pursuant to a non-qualified stock option grant agreement under the Company’s 2011 Equity Compensation Plan, or such successor plan in effect at such time (the “Plan”) in the Company’s standard form, which shall provide for a five-year term and shall vest in three equal annual installments on each of the first, second and third anniversary of the grant date, subject to continued employment on such vesting date (“Bonus Options”). The exercise price of the Bonus Options shall be the fair market value of a share of Common Stock on the date of grant (or 110% of such value if at the time of grant the Executive beneficially own ten (10%) or more of the Common Stock), subject to adjustment as provided for in the Plan. The cash portion of any bonus earned by Executive hereunder in any calendar year during the Employment Term will be paid on or before January 15 of the successive calendar year. Any Bonus Shares earned by Executive hereunder in any calendar year during the Employment Term shall be issued to the Executive, or his estate, if applicable, within fifteen (15) business days after the expiration of the Employment Term.

(c)     Restricted Securities. The Executive acknowledges that all shares of Common Stock issuable to him hereunder shall be acquired for investment purposes and not for distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(d)     Options. In addition to the Bonus Options issuable hereunder, if any, on the Effective Date, the Company shall grant to the Executive non-qualified stock options under the Plan to purchase 921,942 shares of Common Stock at price per share equal to the greater of (a) $2.00, or (b) the fair market value of a share of Common Stock on the Effective Date. Such options shall have a five-year term and shall vest in three equal annual installments on each of the first, second and third anniversary of the Effective Date, subject to continued employment on such vesting date. All other terms and provision of the grant shall be governed by the Plan and the Company’s standard form of stock option agreement.

(e)     Section 409A of the Code.  Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax or penalty under Section 409A of the Internal Revenue Code (the “Code”), such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if the Executive is a "specified employee" within the meaning of Section 409A of the Code and the Executive receives a payment or benefit constituting deferred compensation hereunder at or a specified time following a separation from service, such payment or benefit shall not be delivered to the Executive until the earlier of the Executive’s death or six months and one day following the Executive’s separation from service), or otherwise any such payment or other benefits that would not be in compliance with Section 409A of the Code so as to avoid accelerated or additional taxation or penalties thereunder will be restructured but not reduced, to the extent possible, in a manner, reasonably determined by the Company, that does not cause such an accelerated or additional tax or penalty.  This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly and will be automatically modified to the extent necessary to so comply.  With regard to any payment or benefit that constitutes a deferral of compensation subject to Code Section 409A, references under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a "separation from service" within the meaning of Section 409A of the Code.  Each payment made under this Agreement constitutes a "separate payment” for purposes of Section 409A of the Code.  It is intended that each such separate payment under Paragraph 3(b), to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation §1.409A-1(b)(4) and, to the extent not excluded as a short-term deferral, to the maximum extent possible and applying this rule to the earliest in time of such payments, be deemed to constitute amounts payable under the "two-years/two-times" exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii).  To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute "deferred compensation" under Section 409A of the Code, any such reimbursement or in-kind benefits shall be paid to the Executive in a manner consistent with Treasury Regulation  § l.409A-3(i)(l)(iv).  The foregoing and other provisions of this Agreement notwithstanding, the Executive will be responsible for all taxes (including excise taxes and tax penalties) owed by the Executive relating to the Executive’s compensation hereunder or otherwise paid by the Company or any of its affiliates, and the Company and its affiliates shall not and does not indemnify the Executive for any such taxes owed by him.

4.      Expenses; Relocation.

(a)     Business Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(b)     Relocation Expenses. Provided that the Executive remain employed by the Company through the six (6) month anniversary of the Effective Date, the Company will reimburse the Executive, on a non-accountable basis, for $75,000 of relocation expense. Upon written request by the Executive, the Company shall coordinate the movement of the Executive’s personal belongings, at the Company’s sole expense, from the Executive’s current Colorado residence to New Jersey through a mutually acceptable commercial moving company. Notwithstanding the foregoing, in the event that the Executive’s employment with the Company is terminated within the first six months of the Employment Term either, (a) without “Cause”, (b) for “Good Reason”, or (c) upon the death of the Executive, the foregoing payment shall become immediately due and payable provided, however, that Executive has incurred relocation expense prior to such occurrence.

5.      Other Benefits. The Executive shall be entitled to the following additional benefits:

(a)     three weeks of paid vacation during each year of the Employment Term;

(b)     paid holidays and personal days in accordance with the Company’s standard policies applicable to its full time employees;

(c)     the Executive and his eligible dependents shall have the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program, on terms no less favorable than the most favorable terms granted to senior executives of the Company; and

(d)     a car allowance in the amount of $1,200 per month.

6.      Termination.

(a)     Disability. The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination; provided, however, that (i) through the effective date of such termination, the Executive shall be entitled to receipt of his compensation as provided for in the Agreement, and (ii) if the Executive is eligible to receive disability payments pursuant to a disability insurance policy paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

(b)     Death. This Agreement shall terminate upon the death of the Executive.

(c)     Cause. The Company may terminate this Agreement at any time for “Cause” if the Executive: (i) is convicted of criminal charges or violating such rules and regulations of the Securities and Exchange Commission as may result in criminal action or material fines against the Company. (ii) materially breaches any term of this Agreement; or (iii) willfully engages in misconduct that is materially injurious to the Company, monetarily or otherwise; provided, however, in the case or (ii) or (iii) that the Company shall not terminate this Agreement pursuant to this Section 6(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the breach or misconduct within fifteen (15) days after receipt of such notice.

(d)     Good Reason. The Executive may terminate his employment for “Good Reason” on written notice to the Company setting forth the basis for such termination if the Company shall not have corrected the basis for such Good Reason termination within fifteen (15) days after receipt of such notice. Good Reason shall be deemed to exist if:

(i)

The Executive is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date of this Agreement, or a change in the Executive’s reporting responsibilities or titles as in effect as of the date of this Agreement; or

(ii)	The Executive’s compensation is reduced; or

(iii)

Any purchaser or purchasers of substantially all of the business or assets of the Company does not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.

7.       Termination Benefits.

(a)      Termination For Cause; Disability or Death. In the event of the termination of this Agreement as a result of the Executive’s disability pursuant to Section 6(a) of this Agreement, the Executive’s death pursuant to Section 6(b) or the Agreement of for Cause pursuant to Section 6(c) of this Agreement, the Executive, or his estate, if applicable, shall be entitled to payment of the Base Compensation pursuant to Section 3(a) of this Agreement and the benefits pursuant to Section 5 of this Agreement up to the effective date of such termination; and it is also the intention and agreement of the Company that Executive shall not be deprived by reason of any such termination of any payments, options or benefits which have been vested or have been earned or to which Executive is entitled as of the effective date of such termination. In addition, upon: (i) the termination of this Agreement as a result of the Executive’s disability pursuant to Section 6(a) of this Agreement, the Executive, or his estate, if applicable, shall be paid any portion of a bonus payment under Section 3(b) for the year of termination to the extent that it relates to a performance benchmark that was achieved prior to the date of the Executive’s initial disability; and (ii) the termination of this Agreement as a result of the Executive’s death pursuant to Section 6(b) or the Agreement, the Executive’s estate shall be paid any portion of a bonus payment under Section 3(b) for the year of termination to the extent that it relates to a performance benchmark that was achieved prior to the date of the Executive’s death.

(b)     Termination Without Cause or For Good Reason. If the Company terminates the Executive’s employment hereunder without Cause or if the Executive terminates his employment for Good Reason pursuant to Section 6(d) of this Agreement, the Executive, or his estate, if applicable, shall be paid: (i) his Base Compensation through the termination date; (ii) any portion of a bonus payment under Section 3(b) for the year of termination to the extent that it relates to a performance bonus that was achieved prior to the date of termination; (iii) the payment, in monthly installments in arrears, subject to applicable withholding, equal to:

If the termination occurs:	Payment amount

Within the first two years of the Executive’s employment:	an amount equal to twelve (12) months of the Base Compensation.

Within the third full year of the Executive’s employment:	an amount equal to the amount of Base Compensation payable for the greater of (i) the remaining term of this Agreement, or (ii) six (6) months.

(iv) any accrued vacation pay; (v) continuation for a period of twelve (12) months after such termination, of the health and welfare benefits for the Executive as in effect at the time of termination (or the Company shall provide the economic equivalent thereof); provided, however, if the Executive obtains new employment and such employment makes the Executive eligible for health and welfare benefits or long-term disability benefits which are equal to or greater in scope then the benefits then being offered by the Company, then the Company shall no longer be required to provide such benefits to the Executive; and (vi) any other compensation and benefits as may be provided for in accordance with the terms and provisions of any applicable plans or programs of the Company. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by the Executive after the date of his termination of employment.

(c)     Accelerated Vesting of Options. If the Company terminates the Executive’s employment hereunder without Cause or if the Executive terminates his employment for Good Reason pursuant to Section 6(d) of this Agreement, then each option previously granted to the Executive pursuant to this Agreement that is outstanding but not yet exercisable shall upon such termination date become fully exercisable and shall otherwise be subject to and governed by the Plan and the Company’s standard form of stock option agreement.

8.       Representations and Covenants of the Executive.

(a)      The Executive represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement that limits or restricts his ability to perform the services provided for in this Agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. The Executive further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as officer and employee by the Executive will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which the Executive is currently a party.

(b)     Simultaneous with the execution of this Agreement, the Executive and the Company shall enter into the Covenant Agreement in the form of Exhibit A to this Agreement. The Executive agrees and acknowledges that the execution and delivery of the Covenant Agreement is a material inducement to the Company to enter into this Agreement.

9.        Indemnification.

 (a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (in accordance with the certificate of incorporation and/or bylaws of the Company), as the same exists or may hereafter be amended, against all Expenses (as defined below) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b) Expenses. As used in this Section 9, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a claim or request under this Agreement is not paid by the Company, or on their behalf, within fifteen days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the non-prevailing party in any such action shall be entitled to receive the reasonable attorney fees, costs and expenses of prosecuting or defending such suit. The burden of proving that the Executive is not entitled to indemnification for any reason shall be upon the Company.

(d) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.

(e) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(f) Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses.

(g) Notice of Claim. The Executive shall give to the Company notice of any claim made against his for which indemnity will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

(h) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof: (i) the Company will be entitled to participate therein at its own expense; and (ii) except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought against, by or on behalf of the Company or as to which the Executive shall have reasonably concluded that there may be a conflict of interest between the Company and the Executive in the conduct of the defense of such action.

The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Executive without Executive’s written consent. Neither the Company nor the Executive shall unreasonably withhold or delay their consent to any proposed settlement.

(i) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 9 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation, by laws, or other governing documents of the Company, agreement, vote of stockholders, members or disinterested directors or otherwise.

(j) Directors and Officers Liability Policy. The Company agrees to use reasonable efforts to maintain directors and officers liability insurance covering the Executive in a reasonable and adequate amount determined by the Board.

10.     Miscellaneous.

                    (a) Integration; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

(b) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

(c) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

(d) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

(e) Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns.

(f) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of New York. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(g) Arbitration; Remedies. Any dispute or controversy arising under this Agreement or as a result of or in connection with Executive’s employment (other than disputes arising under the Covenant Agreement) shall be arbitrated and settled pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect in a proceeding held in New York, New York. This provision shall also apply to any and all claims that may be brought under any federal or state anti-discrimination or employment statute, rule or regulation, including, but not limited to, claims under: the National Labor Relations Act; Title VII of the Civil Rights Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Immigration Reform and Control Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; and the Equal Pay Act. The decision of the arbitrator and award, if any, is final and binding on the parties and the judgment may be entered in any court having jurisdiction thereof. The parties will agree upon an arbitrator from the list of labor arbitrators supplied by the American Arbitration Association. The parties understand and agree, however, that disputes arising under the Covenant his Agreement may be brought in a court of law or equity without submission to arbitration.

(h) Jurisdiction. Except as otherwise provided for herein, each of the parties (a) submits to the exclusive jurisdiction of any state court sitting in New York, New York or federal court sitting in New York County in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 10(i). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(i) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by confirmed facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof) set forth below, or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this subsection 10(i) for the service of notices.

If to the Company:

addressed to:                               Milestone Scientific Inc.

220 South Orange Avenue

Livingston Corporate Park

Livingston, New Jersey 07039

Attn.: Chief Financial Officer

Fax: (973) 535-2829

with a copy to:                             Morse, Zelnick, Rose & Lander, LLP

825 Third Avenue, 16th Floor

New York, New York 10022

Attn.: Kenneth S. Rose, Esq.

Fax: (212) 208-6809

if to the Executive:

addressed to:                                Mr. Daniel S. Goldberger

644 College Avenue

Boulder, CO 80302

Fax: (303) 885-4865

with a copy to:                             Ms. Paula Greisen

King & Greisen, LLP

1670 York Street

Denver, CO 80206

Fax: (303) 298-9879

                    (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above written.

MILESTONE SCIENTIFIC INC.

By: /s/ Joseph D’Agostino

     Joseph D’Agostino

     Chief Financial Officer

        /s/ Daniel S. Goldberger

        Daniel S. Goldberger